Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined statement of operations for the year ended September 30, 2015 and the related notes thereto have been derived by the application of pro forma adjustments based upon the historical financial statements of Beacon and RSG Parent, the RSG Acquisition Transactions and related adjustments described in the accompanying notes.  As used herein, the term “RSG Acquisition Transactions” refers to the following transactions: (i) issuance of $300.0 million of aggregate principal amount of Beacon’s unsecured senior notes; (ii) closing of the RSG Acquisition; (iii) closing of and borrowings under (a) a new $700.0 million senior secured asset-based revolving credit facility, of which $350.0 million was drawn on the date of the RSG Acquisition (the “ABL Facility”) and (b) a new $450.0 million senior secured term loan “B” facility (the “Term Loan B Facility”); (iv) repayment of certain existing indebtedness of Beacon and RSG and their respective subsidiaries, including the redemption of RSG’s existing unsecured senior notes; and (v) payment of premiums, fees and expenses in connection with the foregoing.

Beacon’s fiscal year ends on September 30, while RSG Parent’s fiscal year ends on December 31. The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2015 gives effect to the RSG Acquisition Transactions as if they had been consummated on October 1, 2014 and combines Beacon’s historical results for the year ended September 30, 2015 with RSG Parent’s historical results for the twelve-month period ended September 30, 2015, which was derived by adding RSG Parent’s audited statement of operations information for the fiscal year ended December 31, 2014 to the unaudited statement of operations information for the nine months ended September 30, 2015 and subtracting the corresponding unaudited statement of operations information for the nine months ended September 30, 2014.

The unaudited pro forma condensed combined statement of operations has been prepared to reflect adjustments to Beacon’s and RSG Parent’s historical consolidated financial information that are (i) directly attributable to the RSG Acquisition Transactions, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results.  The final purchase price allocation for the RSG Acquisition Transactions will be performed after the closing of the RSG Acquisition and will depend on the actual net tangible and intangible assets that exist as of the closing of the RSG Acquisition.  Any final adjustments may change the allocation of purchase price, which could result in a change to the unaudited pro forma condensed financial information.  The result of the final purchase price allocation could be materially different from the preliminary allocation.  The unaudited pro forma condensed combined financial information does not reflect any cost savings or associated costs to achieve such savings from operating efficiencies, synergies, utilization of RSG Parent’s net operating loss carryforwards or other restructuring that may result from the RSG Acquisition Transactions.  Synergies and integration costs have been excluded from consideration because they do not meet the criteria for unaudited pro forma adjustments.

The unaudited pro forma combined financial information is provided for informational and illustrative purposes only and should be read in conjunction with (i) the audited consolidated financial statements and the notes related thereto for Beacon for the fiscal years ended September 30, 2015, 2014 and 2013, which are filed with Beacon’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 on file with the SEC, (ii) the audited consolidated financial statements and the notes related thereto for RSG Parent for the year ended December 31, 2014 and as of December 31, 2014, which are included as Exhibit 99.1 to this Current Report on Form 8-K, and (iii) the unaudited consolidated financial statements and the notes related thereto for RSG Parent for the nine months ended September 30, 2015 and 2014, which are included as Exhibit 99.2 to this Current Report on Form 8-K. The unaudited pro forma combined financial information is not intended to represent or be indicative of the consolidated results of operations or financial position of Beacon that would have been reported had the RSG Acquisition Transactions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Beacon following the consummation of the RSG Acquisition Transactions. We therefore caution you not to place undue reliance on the unaudited pro forma combined financial information.

The following unaudited pro forma combined financial information was prepared using the acquisition method of accounting for business combinations under the guidance in Accounting Standards Codification (“ASC”) Topic 805, Business Combinations.

Beacon Roofing Supply, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended September 30, 2015

	Historical
	Beacon	RSG Parent (a)	Pro Forma Adjustments	Note Ref	Pro Forma Combined

	(in thousands, other than share and per share amounts)
Statement of Operations Data:
Net sales	$2,515,169	$1,192,460	$-		$3,707,629
Cost of products sold	1,919,804	931,600	-		2,851,404
Gross profit	595,365	260,860	-		856,225
Operating expenses	478,284	236,774	7,749	3(a), 3(b), 3( c)	722,807
Income (loss) from operations	117,081	24,086	(7,749)		133,418
Interest expense, financing costs and other	11,037	42,030	(3,039)	3(d)	50,028
Income (loss) before provision for income taxes	106,044	(17,944)	(4,710)		83,390
Provision (benefit) for income taxes	43,767	5,637	(1,837)	3(e)	47,567
Net income (loss)	$62,277	$(23,581)	$(2,873)		$35,823

Net income per share:
Basic	$1.26				$0.61
Diluted	$1.24				$0.60

Weighted average shares used in computing net income per share:
Basic	49,578,130		9,037,789	3(f)	58,615,919
Diluted	50,173,478		9,416,075	3(f)	59,589,553

Beacon Roofing Supply, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.   Description of Transaction

On October 1, 2015, Beacon completed the acquisition of RSG Parent for an approximately $1.2 billion. Purchase consideration included cash, Beacon stock, Beacon stock options, and the assumption of RSG Parent’s long-term debt.

2.   Basis of Presentation

The Unaudited Pro Forma Condensed Combined Financial Information has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

3.   Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

(a)	In accordance with ASC 805, the estimated purchase price of RSG Parent has been allocated on a preliminary basis to the fair value of its assets and liabilities. The preliminarily determined fair value for definite-lived intangible assets (customer relationships) is approximately $318.7 million. The preliminarily determined fair value for property and equipment is $58.0 million. This adjustment primarily increases operating expenses for incremental amortization and depreciation expense based on the fair value of definite-lived intangible assets and property and equipment acquired as follows:

(in thousands)	Year Ended
September 30, 2015

Estimated pro forma amortization and depreciation	$56,889
Historical amortization and depreciation	(45,158)
Incremental amortization	$11,731

Definite lived intangible assets consisting of amounts assigned to customer relationships of approximately $318.8 million are expected to be amortized over their estimated life of 20 years on an accelerated basis. Estimated future amortization for the five year period following the closing date of the RSG Acquisition is $48.1 million, $57.1 million, $46.7 million, $37.6 million, and $30.0 million for the years ending September 30, 2016, 2017, 2018, 2019, and 2020, respectively.

(b)

As part of the RSG Acquisition, Beacon issued unvested non-qualified stock options exercisable into 661,349 shares of Beacon common stock (as replacements for unvested stock options in RSG Parent that were cancelled upon closing of the RSG Acquisition). The net adjustment records the effects of share based compensation expense of approximately $3.7 million for the fiscal year ended September 30, 2015, as if the replacement awards were issued as of October 1, 2014.

(c)	As part of the RSG Acquisition, Beacon and RSG Parent incurred certain transaction costs that have been expensed in the historical condensed statements of operations for the year ended September 30, 2015. This adjustment reflects the reversal of approximately $7.7 million of such costs.

(d)	To consummate the RSG Acquisition, Beacon entered into a $700.0 million ABL Facility, of which $350.0 million was drawn on the closing date. Beacon also entered into a $450.0 million Term Loan B Facility and issued $300.0 million of aggregate principal amount of senior unsecured notes, the proceeds of which were used to effect the RSG Acquisition and repay and refinance outstanding borrowings of Beacon and RSG Parent. Based on the interest rates on these debt financings in connection with the RSG Acquisition Transactions and the fees and costs related thereto, the pro forma adjustment to interest expense is as follows:

(in thousands)	Year Ended
September 30, 2015
Interest expense on financing incurred in connection with the RSG Transaction	$43,513
Amortization of deferred financing costs recorded in connection with the RSG Transaction	4,779
Reverse interest expense recorded in Target's historical results, net of deferred financing fees and capital lease interest	(37,399)
Reverse interest expense recorded in Target's historical results related to deferred financing costs	(5,539)
Reverse interest expense recorded in Beacon's historical results related to interest expense, net of deferred financing fees	(7,307)
Reverse interest expense recorded in Beacon's historical results related to deferred financing costs	(1,086)

Total pro forma adjustment to interest expense	$(3,039)

This adjustment is based on an assumed weighted average interest rate on the new indebtedness of approximately 4.0%. A hypothetical 1/8% increase or decrease in the expected weighted average interest rate, including from an increase in LIBOR, would increase or decrease interest expense on Beacon’s financing by approximately $1.0 million annually.

(e)	For purposes of the Unaudited Pro Forma Condensed Combined Statement of Operations, the combined United States federal and state statutory tax rate of approximately 39% has been applied to the net pro forma adjustments for the year ended September 30, 2015. This does not reflect Beacon’s effective tax rate, which includes other tax items such as tax charges or benefits, and does not take into account any historical or possible future tax events that may impact Beacon in the future.

(f)	As a result of the RSG Acquisition, Beacon issued 9,037,789 shares of Beacon common stock to the former shareholders of RSG Parent and issued 661,349 stock options in exchange for unvested stock options in RSG Parent. The effect of those issuances have been included in the computation of basic and diluted net income per share as if such shares had been issued as October 1, 2014.